February 24, 2010

China Advanced Construction Materials Group, Inc.
Yingu Plaza, 9 Beisihuanxi Road, Suite 1708
Haidian District, Beijing 100080
People’s Republic of China

Re:         Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for China Advanced Construction Materials Group, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer, issuance and sale by the Company of 2,000,000 shares of common stock, par value $0.001 per share (the “Shares”), pursuant to the Form S-3 Registration Statement (Registration No. 333-164048) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on January 11, 2010, and the final prospectus supplement relating to the Shares, dated February 23, 2010, filed with the Commission under Rule 424(b)(5) of the Securities Act (the “Prospectus Supplement”).  The Shares are to be sold pursuant to an Underwriting Agreement, dated February 24, 2010 (the “Underwriting Agreement”), by and between the Company and Roth Capital Partners, LLC (the “Underwriter”).  The Underwriting Agreement also grants the Underwriter an option to purchase an additional 300,000 shares of the Company’s common stock to cover over-allotments, if any.

In rendering our opinion set forth below, we have examined and relied upon the Registration Statement and related Prospectus therein, the Prospectus Supplement and we have reviewed the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares.  We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold as contemplated in the Registration Statement, and upon payment and delivery in accordance with the terms and conditions of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

This opinion is limited to matters governed by the Delaware General Corporation Law (including the statutory provisions and reported judicial decisions interpreting such law).

China Advanced Construction Materials Group, Inc.
February 24, 2010

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on or about March 1, 2010, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP